Form N-SAR, Sub-Item 77Q1(e)
Copies of any new or amended
investment advisory contract

Nuveen Equity Premium
Advantage Fund
333-123449
811-21731

On May 25, 2005, the sole
shareholder of the above-referenced
fund consented and agreed, in lieu of
a special meeting of shareholders, to
approve a new investment
management agreement and sub-
advisory agreement to take effect
upon the change of control.

Such agreements are hereby attached
as exhibit A  Investment
Management Agreement, document
entitled JLAinv.doc and exhibit B
Sub-Advisory Agreement, document
entitled JLAsub.doc.